Exhibit 16



[logo] GRAF REPETTI & CO., LLP
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Certified Public Accountants & Business Advisors



                                                              September 30, 1999



U.S. Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

                                           Re: Bioenvision, Inc.


Dear Sir or Madam:

We are the former accountants for the above referenced Company.

We are advised that the Company has retained another independent accountant to conduct an audit of the Company's financial statements. The Company's attorneys have provided us with a copy of their disclosure to the Securities and Exchange Commission regarding the change of accountants which we have reviewed. Please be advised that we are in agreement with the representations of the Company's attorneys as set forth in Item 4 of their disclosure.

Sincerely,



Graf Repetti & Co., LLP




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